EXHIBIT 5.1
EXHIBIT 23.2

DLA Piper LLP (US)
303 Colorado Street, Suite 3000
Austin, Texas 78701
www.dlapiper.com
T 512.457.7000
F 512.457.7001
PROS Holdings, Inc.
3200 Kirby Drive, Suite 600
Houston, Texas 77098

Ladies and Gentlemen:

As legal counsel for PROS Holdings, Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of up to 332,004 shares (the “Plan Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which may be issued pursuant to awards granted under the Company’s 2021 Equity Inducement Plan (the “Plan”).

As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement and related prospectuses; (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect; (c) the Plan and the forms of agreements thereunder; (d) certain resolutions of the Board of Directors of the Company; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified any factual matter relating to this opinion.

We express no opinion concerning any law other than the law of the states of New York and Texas, the corporation laws of the State of Delaware (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the federal law of the United States. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the states of New York and Texas.

On the basis of the foregoing, we are of the opinion that the Plan Shares, which may be issued under the Plan, are duly authorized shares of the Company’s Common Stock and when such Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and are issued by the Company in accordance with the terms of the Plan and the agreements thereunder, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and we consent to the reference of our name wherever it appears in such Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)